EXHIBIT 14.1

CODE OF ETHICAL BUSINESS CONDUCT

GlobalTech Corporation (the “Company”) has enjoyed a reputation as a company of high integrity. The Company has worked hard to earn the respect of customers, suppliers, and the public. This Code of Ethical Business Conduct (“Code”) embodies the Company’s commitment to continue to enjoy this fine reputation into the future. For that reason, the Company expects its directors, officers, and employees to share the commitment to comply with all the provisions of the Code and the spirit in which it is intended.

This Code describes the general principles and guidelines applicable to all directors, officers, and employees of the Company. Although the general principles outlined in this Code apply to the conduct of all of the Company’s business transactions, the Company’s directors, officers, and employees are also bound by other specific Company policies. All managers are responsible for the enforcement of, and compliance with, all policies of the Company, including distribution and communications to ensure employee knowledge of and compliance with these policies.

Application of the Code

Every director, officer, and employee of the Company is required to comply with the Code and all Company policies. We also expect agents, consultants, and other representatives (“associates”) working on the Company’s behalf to adhere to high ethical standards. Accordingly, no director, officer, or employee should ask an agent, consultant, or other representative to engage in conduct that would be prohibited by the Code, any Company policy, or applicable law.

Employees are expected to maintain high ethical standards in their actions and working relationships with customers, suppliers, fellow employees, competitors, representatives of government, and others. All members of the Company are expected to act in business matters with dual responsibility to the public interest and the Company’s interest, above their own. Employees must use sound business practices to maintain their integrity and that of the Company.

Compliance with Laws

It is the Company’s policy to comply with all applicable federal, state, and local laws and regulations in the conduct of its business. The Company, its associates, and employees are prohibited by law from influencing or inducing favorable government action through bribery or collusion. Accordingly, no associate or employee shall make any payment or offer anything of value to any government agent, employee, or official, whether appointed or elected, to induce favorable governmental action.

Any requests for information from a governmental or regulatory body should be immediately referred to the Chief Executive Officer for review. Employees must not knowingly withhold, conceal, or misrepresent information legally requested by any governmental or regulatory body. Employees who know or have reason to believe that the Company or another employee has done so must immediately report that belief to the Chief Executive Officer.

The Chief Executive Officer, together with the Company’s outside legal counsel, will promptly review any such reports and determine whether material requested by any governmental body is subject to legal privilege. In no instance will the Company or any of its employees knowingly and intentionally provide materially incorrect or misleading information to any government body.

Use of Corporate Funds and Resources

No director, officer, or employee will use Company funds, resources, or property for personal benefit unless consistent with Company policy or properly approved. Company property must not be sold, loaned, given away, or otherwise disposed of—regardless of condition or value—without proper authorization.

GlobalTech Corporation	Code of Ethical Business Conduct

Political Activities and Contributions

Corporate funds shall not be used for direct or indirect contributions to political parties, candidates, or campaigns. Directors, officers, and employees may make personal contributions of time or funds to political candidates, causes, or parties of their choice. Such contributions are personal and impose no responsibility or obligation on the Company. Employees may not use work time or Company resources to assist any party or campaign.

Lobbying activities on behalf of the Company must be pre-approved by the Board of Directors.

Payments to Government Officials

It is a violation of Company policy to give or offer anything of value, directly or indirectly, to government officials to influence their actions or decisions. Company funds or assets will not be used to make gifts, provide entertainment, or furnish assistance to government employees or officials to induce them to do business with the Company.

The U.S. Foreign Corrupt Practices Act applies globally and prohibits offering or giving anything of value to foreign government officials to obtain or retain business or secure an improper advantage. Employees must obtain prior written approval from the Chief Executive Officer before providing anything of value to government officials and must report any questionable solicitations.

Financial Accounting and Reporting

All employees, particularly the Chief Executive Officer (CEO) and Chief Financial Officer (CFO), must comply with all applicable laws, rules, and regulations regarding financial accounting and reporting, including Securities and Exchange Commission rules.

Good financial reporting starts with accurate recordkeeping. All assets, liabilities, revenues, and expenses must be recorded properly. No undisclosed or unrecorded funds, false entries, or improper payments are allowed.

Employees must:

●     Maintain internal controls over financial reporting

●     Communicate openly and honestly with external accountants

●     Ensure transparency and accuracy of financial statements

The CEO and CFO must ensure public financial information is fully, fairly, and accurately reported. Material violations, fraud, or deficiencies in internal controls must be reported promptly to the Board or outside legal counsel.

Conflict of Interest

A conflict of interest occurs when a personal interest interferes with the Company’s interests. Examples include:

●     Personal financial interests in a Company supplier, customer, or competitor

●     Outside employment or board positions conflicting with Company duties

●     Using Company property, information, or opportunities for personal gain

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GlobalTech Corporation	Code of Ethical Business Conduct

Employees must disclose any actual or potential conflict of interest to the Chief Executive Officer. Directors and executive officers must disclose conflicts to the Board. Approval must be obtained before proceeding with any action that could create a conflict.

Relations with Employees

The Company provides equal opportunity employment and fair treatment to all employees. Discrimination, harassment, or other inappropriate treatment based on legally protected status is prohibited.

The Company maintains a safe and healthy workplace and encourages employee expression and ideas for continuous improvement.

Environmental Protection

The Company conducts operations with the highest regard for environmental quality. Directors, officers, and employees must comply with applicable environmental laws and regulations and conduct business in an environmentally responsible manner.

Protection of Company and Third-Party Information

Employees must:

●     Keep all confidential Company information and trade secrets secure

●     Gather competitor, customer, and supplier information legally and ethically

●     Avoid exaggeration, misrepresentation, or derogatory statements in internal or external communications

●     Comply with document retention policies

Fair Dealing

Employees must deal fairly with customers, suppliers, competitors, and fellow employees. No employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation, or other unfair practices.

Cybersecurity and Data Privacy

Employees must protect Company, customer, and employee data in accordance with applicable laws and Company policies. Any suspected data breach or security vulnerability must be reported immediately.

Enforcement

Violations of the Code will not be tolerated and may result in disciplinary action, including oral or written reprimand, probation, suspension, or termination.

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GlobalTech Corporation	Code of Ethical Business Conduct

How to Handle Suspected Violations

Employees should seek advice if uncertain about the Code and report known or suspected violations immediately. Employees may report:

●    To their manager

●    To the Company’s outside legal counsel

●    To the Board or Audit Committee for accounting or financial concerns

Retaliation against anyone reporting concerns in good faith is strictly prohibited.

Amendments and Waivers

Only the Board may amend or waive provisions of the Code for directors and executive officers, including the CEO and CFO. Any waiver must be publicly disclosed if required by law or stock exchange standards.

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